Exhibit 99.1

Amplitude Welcomes Thomas Hansen as Company’s First President

Seasoned enterprise leader brings decades of experience to scale Amplitude’s global go-to-market organization

SAN FRANCISCO--(BUSINESS WIRE)--Jul. 1, 2022-- Amplitude, Inc. (Nasdaq: AMPL), the pioneer in digital optimization, today announced the appointment of Thomas Hansen as its first President. With nearly three decades of experience, Hansen will oversee all aspects of Amplitude’s go-to-market (GTM) organization, including revenue, operations, customer success, partnerships, and marketing. Hansen will join Amplitude’s executive leadership team and report to Spenser Skates, Amplitude’s CEO and Co-founder.

“Amplitude enables organizations to deeply understand their customers, build better products, and drive revenue growth efficiency. Today’s market conditions make all of this more important than ever before,” said Skates. “Thomas brings decades of world-class leadership, operational excellence, and proven talent to Amplitude, and he’ll play a crucial role in helping us capture the opportunity ahead. We’re excited to welcome Thomas to the team as we look to our next phase of growth.”

Hansen will lead Amplitude’s go-to-market strategy, and will oversee its global revenue and marketing organizations, including sales, operations, customer success, partnerships, brand, and demand generation. An accomplished revenue leader in the technology industry, Hansen most recently took UiPath public as its Chief Revenue Officer and helped the company reach nearly $1 billion in annual recurring revenue. Before that he was the Chief Operating Officer at Carbon Black, where he led the company through its IPO and its acquisition by VMWare. Prior to Carbon Black he was the Global Vice President of Revenue at Dropbox and also spent 14 years at Microsoft in leadership roles. Hansen also serves on the boards of Dixa and Forter, and is an Advisor at Relational AI.

“Every organization is transforming its business to thrive in a digital world, and I believe Amplitude is primed to solve the growth challenges ahead of every product, technical and customer team,” said Hansen. “Data-driven products are what sets businesses apart today, and I can’t wait to work alongside Spenser and the team to evolve and innovate our business and strategy. We want to empower every company to deliver amazing digital customer experiences, and Amplitude is key to making that happen.”

Hansen will support Amplitude as the company expands its best-in-class product analytics suite. Last month at Amplify 2022, the company announced several new products and analytics features, including Amplitude CDP, the industry’s first insights-driven CDP; Experiment Results to help companies rapidly scale experimentation; new reporting tools in Amplitude Analytics to provide deeper insights into marketing and growth performance metrics; and an expanded partnership with Snowflake. Amplitude was also just named a Strong Performer in The Forrester Wave™: Customer Analytics Technologies (CAT), Q2 2022 report as well as #1 in eight categories in the G2 Summer 2022 Report, including as the #1 Product Analytics solution for the eighth quarter in a row and the #1 Mobile App Analytics solution for the third quarter in a row.

About Amplitude

Amplitude is the pioneer in digital optimization software. More than 1,700 customers, including Atlassian, Instacart, NBCUniversal, Shopify, and Under Armour rely on Amplitude to help them innovate faster and smarter by answering the strategic question: "How do our digital products drive our business?" The Amplitude Digital Optimization System makes critical data accessible and actionable to every team — unifying product, marketing, developers, and executive teams around a new depth of customer understanding and common visibility into what drives business outcomes. Amplitude is the best-in-class product analytics solution, ranked #1 in G2’s 2022 Summer Report. Learn how to optimize your digital products and business at amplitude.com.

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Communications
Darah Easton
press@amplitude.com

Source: Amplitude, Inc.